UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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LSB Industries, Inc.

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This Supplement amends and supplements the definitive proxy statement on Schedule 14A of LSB Industries, Inc. (“LSB” or “Company”), filed with the Securities and Exchange Commission on March 25, 2019 (the “Proxy Statement”), relating to LSB’s 2019 Annual Meeting of Stockholders to be held on May 3, 2019 (“Annual Meeting”). Copies of the Notice of Annual Meeting of Stockholders, Letter to Stockholders, the Proxy Statement, the form of Proxy Card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available online at http://www.proxypush.com/LXU.

Except as described below, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement, the proposals to be acted on at the Annual Meeting or the recommendations of the Board of Directors of LSB in relation thereto. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the Proxy Statement are to the Proxy Statement as supplemented hereby. The date of this Supplement is April 1, 2019, and the date on which LSB first intends to release this Supplement to its stockholders is April 1, 2019.

The sole purpose of this Supplement is to update the 2018 Summary Compensation Table to reflect the $2,600,000 severance payment made to Daniel D. Greenwell on January 25, 2019. This severance obligation was previously disclosed in the Company’s current report on Form 8-K filed with the SEC on January 3, 2019 and annual report on Form 10-K filed with the SEC on February 26, 2019.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so. If you have not yet voted, please do so as soon as possible either by signing, dating and returning the proxy card you received with the Proxy Statement, or via the Internet or telephone using the voting instructions indicated on the proxy card you received with the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

The section of the Proxy Statement under the heading “EXECUTIVE COMPENSATION TABLES—2018 Summary Compensation Table is amended by deleting the section in its entirety and replacing it with the following section. The following reflects the foregoing severance payment made to Mr. Greenwell in the table and the accompanying footnotes. Except for the changes to reflect the inclusion of Mr. Greenwell’s severance payment, the Summary Compensation Table and accompanying footnotes are unchanged and are presented solely for completeness.

2018 Summary Compensation Table

The following table sets forth the total compensation earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, collectively our named executive officers, for the years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All other Compensation(2)	Total
Daniel D. Greenwell	2018	$800,000	—	—	—	$214,125	$2,742,075	$3,756,200
Former President and Chief Executive	2017	$800,000	—	$2,700,000	—	$205,000	$138,267	$3,843,267
Officer	2016	$800,000	—	$2,700,000	—	$300,000	$132,904	$3,932,904
Mark T. Behrman	2018	$500,411	—	$1,984,862	—	$107,063	$7,800	$2,600,136
President and Chief Executive	2017	$500,000	$32,500	$750,003	—	$102,500	$9,000	$1,394,003
Officer	2016	$500,000	—	—	—	$150,000	$6,600	$656,600
John H. Diesch	2018	$325,000	—	$160,853	—	$74,531	$24,658	$585,042
Executive Vice President	2017	$325,000	—	$259,589	—	$55,000	$28,811	$668,400
Manufacturing	2016	$137,500	$50,000	$81,247	—	—	$24,242	$292,989
Michael J. Foster	2018	$360,083	—	$581,053	—	$79,500	—	$1,020,636
Executive Vice President and	2017	$360,000	—	$359,997	—	$74,000	—	$793,997
General Counsel	2016	$358,615	—	$719,996	—	$108,000	—	$1,186,611
Cheryl A. Maguire	2018	$264,844	—	$219,774	—	$106,600	—	$591,218
Senior Vice President and Chief	2017	$244,365	—	$103,680	—	$129,000	—	$477,045
Financial Officer	2016	$217,558	—	$122,588	—	$80,000	$86,024	$506,170

(1)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock granted to our named executive officers pursuant to the terms of the respective executive’s employment agreement computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures. This amount does not reflect the actual value that may be recognized by the named executive officers.

(2)	For 2018, “All Other Compensation” includes:

•

For Mr. Greenwell: $142,075 for reimbursement of expenses related to his commuting from his home in Iowa to our corporate offices in Oklahoma, as well as living expenses while working in Oklahoma and a $2,600,000 severance payment made on January 25, 2019 following the election of the Board not to renew Mr. Greenwell’s employment agreement and his subsequent resignation.

•	For Mr. Behrman: $7,800 for an automobile allowance.

•	For Mr. Diesch: $23,683 for reimbursement of commuting expenses and $975 for a Company car.

(3)	Pursuant to the terms of his Employment Agreement, Mr. Behrman did not receive an LTI Plan grant in 2016.